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                                                                    EXHIBIT 99.6


FOR IMMEDIATE RELEASE

            LOUDEYE APPOINTS THOMAS A. HEYMANN TO BOARD OF DIRECTORS

     Accomplished Operating Executive and Private Investor Brings Wealth of
                 Experience and Increased Independent Oversight

SEATTLE, WA -- JUNE 14, 2002 -- Loudeye Corp. (Nasdaq: LOUD), a leading provider of Webcasting and digital media services, today announced the appointment of Thomas A. Heymann to its Board of Directors. Mr. Heymann will fill a currently vacant Class III seat on the board and will stand for election at next year's annual shareholders meeting.

Heymann is a managing director and co-founder of Digital Coast Ventures Corp., an investment fund focused on later-stage opportunities in broadband, wireless services, digital media, enterprise software, and Web services. Prior to Digital Coast, Heymann served as chairman and chief executive officer at GT Interactive Software, a leading global developer, publisher and distributor of interactive entertainment, where he was instrumental in engineering the sale of the company to Infogrames S.A.

Heymann also spent eight years with Walt Disney Company, the last five as president of The Disney Stores. During his tenure with The Disney Stores, annual revenues grew to in excess of $1.5 billion and the chain expanded from 69 locations in the U.S. and Canada to 679 stores in 11 countries. Before joining Disney, Heymann was president of the Levy Organization, a Chicago-based real estate development and hospitality services company.

Heymann currently serves as a member of the board of Infogrames Inc., Tickets.com and several private companies. Heymann was formerly a member of the board of MP3.com.

"Tom is a solid strategic addition to our board and brings an impressive array of relevant experience, skills and contacts to our business," said John T. Baker, Loudeye chairman and chief executive officer. "His extensive background and success in growing companies and his impeccable record as a public company fiduciary will serve Loudeye well in the years ahead."

ABOUT LOUDEYE CORP.

Loudeye is a leading provider of services that facilitate the delivery of live and on-demand digital media for enterprise communications, marketing and entertainment. Loudeye's technical infrastructure and proprietary applications support a variety of functions including Webcasting, online music distribution and samples, online radio, and media restoration. Through its digital media capture, storage, processing and distribution services and technologies, Loudeye provides a complete solution for customers outsourcing the management and delivery of rich media content. For more information, visit www.loudeye.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about direction, growth and opportunities for Loudeye. These statements are based on current estimates and actual results may differ materially due to risks, including adverse changes in the markets for enterprise communication and digital media that Loudeye serves; adverse developments in material customer relationships; the failure of our hosting infrastructure; the complexity of our services and their delivery networks; pricing and other activities by competitors; the possible delay in the adoption of digital media, Webcasting or related applications on the web; changes in capital requirements as a result of the completion of future acquisitions, if any; and other risks set forth in our most recent Form 10-Q, Form 10-K, and other SEC filings, which are available through EDGAR at www.sec.gov. We assume no obligation to update any forward-looking statements.

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Contacts:
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: David Barnard, Lippert/Heilshorn, 415.433.3777, dbarnard@lhai.com